Exhibit 10.1
5605 CenterPoint Court, Gurnee, Illinois
INDUSTRIAL BUILDING LEASE
[Build-To-Suit]
THIS LEASE is made between CV II GURNEE LLC, a Delaware limited liability company (“Landlord”), and AKORN, INC., a Louisiana corporation (“Tenant”), and has an effective date of October 23, 2007 (the “Effective Date”).
ARTICLE I — LEASE TERMS
     Section 1.1. Definitions. In addition to the other terms, which are elsewhere defined in this Lease, the following terms and phrases, whenever used in this Lease shall have the meanings set forth in this Section 1.1, and only such meanings, unless such meanings are expressly contradicted, limited or expanded elsewhere herein.
     A. Base Rent Schedule:

Period	Annual Base Rent	Monthly Base Rent
Stub Period (if applicable)	N/A	Stub Period Base Rent
Lease Year 1	$483,272	$40,272.67
Lease Year 2	$494,003	$41,166.92
Lease Year 3	$505,003	$42,083.58
Lease Year 4	$516,277	$43,023.08
Lease Year 5	$527,834	$43,986.17
Lease Year 6	$539,679	$44,973.25
Lease Year 7	$551,820	$45,985.00
Lease Year 8	$564,265	$47,022.08
Lease Year 9	$577,021	$48,085.08
Lease Year 10	$590,096	$49,174.65
     B. Commencement Date: the Substantial Completion Date.
     C. Concept Plan: the plan attached hereto as Exhibit “A” and by this reference incorporated herein.
     D. Effective Date: the later date this Lease is signed by Landlord and Tenant.
     E. Estimated Commencement Date: The later of the Substantial Completion Date or February 15, 2008.

     F. Force Majeure: any event or circumstance which is beyond the control of Landlord including, without limitation, any delay in securing a building permit or in obtaining all required approvals from any Governmental Authority, strikes, lockouts, picketing (legal or illegal), acts of God or the public enemy, governmental restrictions or actions, fire or other casualty, accidents, unavailability of fuel, power, supplies or materials, unusual adverse weather conditions, acts or omissions of any labor or material contractor, the passage or application of any Legal Requirements or moratorium of any Governmental Authority not now in effect which have the effect of preventing or delaying progress on the Initial Improvements, delay caused by Change Orders, delay caused by the requirements of the TI Plans, and Tenant Delay.
     G. Force Majeure Delay: any interruption or delay in the progress of the Initial Improvements which is the result of Force Majeure. Any delay which is the result of Force Majeure shall be deemed to be a Force Majeure Delay notwithstanding that Landlord or its contractor is being, at the same time, concurrently delayed by events which do not constitute Force Majeure Delay.
     H. General Contractor: Premier Design & Build Group LLC.
     I. Governmental Authority: any federal, regional, state, county or municipal government, including, without limitation, any agency, authority, subdivision, department or bureau thereof.
     J. Guarantor: None.
     K. Initial Improvements: collectively, the improvements contemplated in the Plans and depicted on the Concept Plan, including the build out of the office area.
     L. Initial Monthly Rent Adjustment Deposit: $8,017.53
(i)	Initial Tax Deposit: $5,242.23

(ii)	Initial Expense Deposit: $2,775.30
     M. Landlord’s Broker: CB Richard Ellis.
     N. Landlord’s Mailing Address:
1808 Swift Road
Oak Brook, Illinois 60523
Attention: Mr. Sean Maher
     O. Lease Year: the twelve (12) month period commencing (i) as to the first Lease Year, on the date which is the Commencement Date if same is the first (1st) day of a calendar month or the first (1st) day of the next full calendar month after the Commencement Date if same does not occur on the first (1st) day of a calendar month, and (ii) as to subsequent Lease Years, on the annual anniversary date of the beginning of the first Lease Year.
     P. Legal Requirements: (i) any and all laws, codes, ordinances, requirements, standards, plats, plans, criteria, orders, directives, rules and regulations of any Governmental Authority affecting the improvement, alteration, use, maintenance, operation, occupancy, security, health, safety and environmental condition of the Premises or any part thereof (or any occupants therein, as the context requires) including, without limitation any Environmental Laws (as hereinafter defined), and (ii) any and all covenants, restrictions, conditions, easements and other agreements of record affecting the Premises, as amended from time to time, and any documents, rules, regulations, standards or criteria set forth or referenced therein or promulgated by the Landlord or any governing body or entity exercising jurisdiction over the Premises, in any case, whether in force at the Commencement Date or passed, enacted or imposed at some time in the future, and shall include all permits, licenses, certificates, authorizations and approvals required in connection with any of the foregoing.
     Q. Outline Specifications: the outline specifications attached here to as Exhibit “B” and incorporated herein by this reference.
     R. Plans: the plans and specifications to be prepared by the Project Architect in substantial conformity with the Concept Plan and the Outline Specifications.
     S. Project Architect: Cornerstone Architects, Ltd.
     T. Property Owners Association: CenterPoint Business Park-Gurnee Property Owner’s Association.
     U. Stub Period: if the Commencement Date falls other than on the first day of a calendar month, the period from and including the Commencement Date and ending and including the last day of the calendar month in which the Commencement Day occurs.
     V. Stub Period Base Rent: an amount equal to $35,770.50 multiplied by a fraction, the numerator of which is the number of days in the Stub Period and the denominator of which is the number of days in the calendar month in which the Stub Period falls.
     W. Substantial Completion: the earlier to occur of: (i) Landlord’s receipt of a permanent, temporary or conditional certificate of occupancy from the Village (provided that, if such certificate is not issued solely due to the failure to complete any work or improvements requested by Tenant which are not a part of the Plans, such certificate shall be deemed to have issued when the work and improvements set forth in the Plans have been completed in all material respects); (ii) the Project Architect states in writing that the Initial Improvements are substantially completed in accordance with the Plans; or (iii) Tenant’s occupancy of the Premises or any portion thereof, provided, however, that Tenant’s occupancy of the Premises pursuant to Section 33.1 of this Lease for the purpose of completing Tenant’s Work (as hereinafter defined) shall not be deemed “occupancy”. In the event there is a dispute as to Substantial Completion, such dispute shall be resolved in accordance with the terms of Section 4.10 hereof.
     X. Substantial Completion Date: the date on which Substantial Completion occurs.
     Y. Security Deposit: $65,000.00
     Z. Tenant’s Broker: CB Richard Ellis
     AA. Tenant Delay: any interruption or delay in the progress of the Initial Improvements which is the result of: (i) the failure of Tenant to timely approve the Plans or any portion thereof; (ii) material changes in construction requested by Tenant or any member of the Tenant Group; (iii) the performance or non-performance of any work at, or services with respect to, the Premises by Tenant or any member of Tenant Group; or (iv) any other act or omission of Tenant, any member of the Tenant Group or any person, firm or entity claiming by, through or under any of them.

     BB. Tenant Group: any or all of Tenant’s agents, employees, representatives, contractors, workmen, mechanics, suppliers, customers, guests, licensees, invitees, sublessees, assignees and all of their respective successors and assigns or any party claiming by, through or under any of them.
     CC. Tenant’s Mailing Address:
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Neill E. Shanahan
     DD. Tenant’s Proportion: 45.91%.
     EE. Term: The period beginning on the Commencement Date and ending on the Termination Date, unless sooner terminated by Landlord as provided hereunder.
     FF. Termination Date: The last day of the tenth (10th) Lease Year, unless sooner terminated as hereinafter provided.
     GG. Use: Warehousing and distribution of pharmaceuticals, and related research and development laboratory and office uses.
     HH. Village: The Village of Gurnee, Illinois.
     Section 1.2. Significance of Definitions. Each reference in this Lease to any of the Definitions contained in Section 1.1 of this Article shall be deemed and construed to incorporate all of the terms provided under each such Definition.
     Section 1.3. Enumeration of Exhibits. The exhibits in this Section and attached to this Lease are incorporated in this Lease by this reference and are to be construed as a part of this Lease.
Exhibit “A”: Concept Plan
Exhibit “B”: Outline Specifications
Exhibit “C”: Land
Exhibit “D”: Form of Estoppel Certificate
Exhibit “E”: Tenant’s Building Signage Specifications
Exhibit “F”: Permitted Hazardous Materials
Exhibit “G”: Initial Tenant Improvements
ARTICLE II — PREMISES
     Section 2.1. Lease. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be kept, observed and performed, does by these presents, lease to Tenant, and Tenant hereby leases from Landlord, that portion of the building commonly known as 5605 CenterPoint Court, Gurnee, Illinois (the “Building”) consisting of approximately 74,008 square feet of gross Building area (the “Premises”), which Premises are located on the land legally described on Exhibit “C” attached hereto and made a part hereof (the “Land”). The Premises is depicted in the Concept Plan attached hereto and made a part hereof. The Land and the Building are sometimes hereinafter collectively referred to as the “Project.” The lease of the Premises shall be subject to, and Tenant shall at all times during the Term comply with, the covenants, conditions, agreements, easements, encumbrances and restrictions of record, as well as all applicable laws and ordinances (collectively, “Restrictions”).
ARTICLE III — TERM
     Section 3.1. Term. The Term of this Lease shall commence on the Commencement Date and shall end on the Termination Date, or unless sooner terminated as hereinafter provided.
ARTICLE IV — LANDLORD’S CONSTRUCTION
     Section 4.1. Landlord’s Construction of Initial Improvements. Subject to the terms and conditions of this Article IV, Landlord shall, at its sole cost and expense, cause the General Contractor to construct the Initial Improvements to the Premises substantially in accordance with the Plans. Landlord agrees that all services and work performed in connection with the Initial Improvements shall be done in a good and workmanlike manner using only new material, and shall be performed in material compliance with applicable Legal Requirements. Landlord represents and warrants that, on the Commencement Date, the Premises (excluding any Tenant’s Work, as hereinafter defined) shall be in compliance with all applicable laws, ordinances, codes and regulations, including fire protection and the Americans with Disabilities Act (collectively, the “Applicable Laws”), as the same pertain to warehouse/industrial buildings in general. The foregoing representation does not apply to any Applicable Laws to the extent the same are required due to Tenant’s specific Use or occupancy of the Premises, as opposed to those required to warehouse/industrial buildings in general.
     Section 4.2. Preparation and Approval of Plans. Landlord shall, at Landlord’s expense, cause the Project Architect to prepare the Plans. The Plans are subject to Tenant’s approval (which shall not be unreasonably withheld or delayed), and if Tenant does not approve same, Tenant shall advise Landlord in reasonable detail of the reasons for such disapproval. Tenant’s suggested revisions to the Plans shall not contradict or exceed the requirements of the Concept Plan or the Outline Specifications. Tenant shall comment on the Plans (or any component thereof submitted to Tenant) and each revision thereof within five (5) business days after receipt from Landlord. In the event that Tenant does not disapprove of the Plans (or any component thereof submitted to Tenant) within said five (5) day period, the Plans (or applicable component thereof) shall be deemed approved. Tenant may not object to any subsequent changes as may be incorporated in the Plans necessary to obtain the approval of the Village.
     Section 4.3. Completion of Initial Improvements. Landlord shall diligently proceed with the construction of the Initial Improvements upon Tenant’s approval of the Plans, approval of the Plans by the Village, and issuance of all necessary permits for construction. Landlord shall use good faith efforts to achieve Substantial Completion on or before the Estimated Commencement Date; provided, however, if construction is delayed because of any Force Majeure Delays, then Substantial Completion shall be extended for the additional time caused by such Force Majeure Delays without liability on the part of Landlord.
     Section 4.4. Tenant Inspections. Landlord shall exercise reasonable efforts to keep Tenant advised with respect to the progress of the construction of the Initial Improvements and the estimated date of Substantial Completion, and Landlord shall notify Tenant in writing as soon as Substantial Completion occurs as provided herein. During the construction of the Initial Improvements and subject to Landlord’s reasonable scheduling requirements, Tenant shall have the right to inspect the Premises to monitor the progress of construction of the Initial Improvements; provided, however, that such right may not be exercised unless Tenant has: (i) given Landlord at least one (1) business days’ prior written notice of the date and time Tenant intends to exercise such inspection right; (ii) Tenant and/or Tenant’s architect are accompanied at all times during the course of said inspection by Landlord and Landlord’s representative or the Project Architect; and (iii) Tenant complies with the reasonable requirements of Landlord and the General Contractor.
     Section 4.5. Change Orders. Tenant may propose one or more changes to the Plans to Landlord any time up to and including thirty (30) days after Landlord commences construction of the Initial Improvements upon Tenant’s approval of the Plans, and subject to the approval of Landlord and the Village. As promptly as reasonably practicable after the receipt and approval thereof, Landlord shall provide Tenant with a “Change Order” containing the proposed revisions to the Plans, a statement of any Force Majeure Delay resulting from such change, and the amount of the additional cost to complete the Initial Improvements which will result from such change (whether hard costs or soft costs), which costs shall be: (i) the cost of all materials, supplies, equipment and labor used or supplied in making the proposed change, including general conditions and any contractor’s fees (which general conditions and contractor’s fees shall be seven percent (7%) of such costs); (ii) any architect and engineer fees; (iii) soft costs; and (iv) fees and expenses of architects, engineers and other third party consultants in connection with review or approval of changes in Plans. If Tenant fails to approve of the Change Order in writing within ten (10) days after delivery of the same, Tenant shall be deemed to have abandoned its request for such Change Order, and the Initial Improvements shall be constructed in accordance with the then existing Plans. If Tenant approves the Change Order by signing and returning a copy of the Change Order to Landlord within said ten (10) day period, Landlord shall cause the Initial Improvements to be constructed in accordance with the Change Order. Tenant shall pay Landlord the amount of such additional costs within ten (10) days after Landlord submits to Tenant a bill for such additional costs as are then due and payable from time to time. In no event shall Landlord have any obligation to commence any work relating to a Change Order until Landlord has been paid the cost of the estimate in full and in the event that the additional costs are not paid within said ten (10) day period, Tenant shall be deemed to have abandoned its request for such Change Order. Unless requested in writing by Tenant to the contrary, Landlord shall continue with construction of the Initial Improvements according to the then existing Plans during the pendency of any proposed Change Order until same is by Landlord and Tenant as provided above. Any cessation in construction requested in writing by Tenant shall constitute a Tenant Delay hereunder. If Tenant requests a Change Order pursuant to this Section 4.5 and Tenant does not ultimately approve of the Change Order or pay the cost thereof, Tenant shall promptly reimburse Landlord for any costs and expenses resulting from such requested Change Order. Landlord may make changes to the Plans without Tenant’s consent, provided that: (i) such changes (a) will not create any additional monetary obligation for Tenant under this Lease, (b) are in material conformity with the Plans (as may have been previously revised by permissible Tenant and/or Landlord changes thereto), and (c) will not decrease the quality of any component of the Initial Improvements; or (ii) such changes are required by any applicable Legal Requirements and Landlord notifies Tenant of the nature of the change.
     Section 4.6. Punchlist. Before Tenant takes occupancy of the Premises, Landlord, the Project Architect and Tenant shall conduct an inspection of the Premises, and work in good faith to jointly prepare a punchlist (hereinafter referred to as the “Punchlist”). Except as otherwise expressly provided in this Lease, any items not on the Punchlist shall be deemed accepted by Tenant. Tenant shall provide reasonable access to Landlord, its employees, agents and contractors for purposes of the repair and correction of any Punchlist items. Landlord shall complete all Punchlist items as soon as is reasonably practicable, subject to extension due to any Force Majeure Delays. Landlord shall use good faith efforts to complete all Punchlist items within thirty (30) days after the date of such Punchlist, subject to extension due to any Force Majeure Delays; provided, however, in the absence of Force Majeure Delays, with respect to any Punchlist items that are not reasonably capable of being completed within said thirty (30)-day period, Landlord shall be deemed in compliance with this Section 4.6 as long as Landlord commences the correction of the applicable Punchlist items within said thirty (30)-day period and thereafter diligently prosecutes such items to completion..
     Section 4.7. Representatives. Landlord designates Edward R. Harrington as its representative for all purposes of this Article IV. Tenant designates Neill Shanahan, Vice President, Human Resources, its

representative for all purposes of this Article IV. Wherever the terms of this Article IV require any notice to be given to or by a party, or any determination or action to be made or taken by a party, the representative of each party shall act for and on behalf of such party, and the other party shall be entitled to rely thereon. Either party may designate one or more substitute representatives for all or a specified portion of the provisions of this Article IV, subject to notice to the other party of the identity of such substitute representative.
     Section 4.8. Warranties. Landlord represents that it shall obtain and use reasonable efforts to enforce on behalf of Tenant (i) a warranty against defective materials and workmanship with respect to the Initial Improvements from the General Contractor for a period of one (1) year from Substantial Completion of the Initial Improvements; and (ii) a warranty against defects in the roof from the roof manufacturer for such portion of the existing fifteen (15) year roof warranty that falls within the Term of this Lease (the existing fifteen (15) year roof warranty term began approximately May 1, 2007). Tenant shall notify Landlord in writing of any defective condition occurring with respect to the Initial Improvements promptly following Tenant’s discovery thereof and Landlord shall request that the party issuing the warranty perform any remedial work required to be performed under such warranty.
     Section 4.9. Allowances. The Base Rent has been calculated based on the inclusion of an allowance in the aggregate amount of $322,222.00 (collectively, the “Landlord’s Allowance”), to be applied toward the following:
     A. $182,222.00 (the “Generator Allowance”)for work associated with the installation of a back-up generator and screening at the Premises (the “Generator Installation”);
     B. $65,000.00 (the “Project Manager Allowance”)for the fees of any project manager used by Tenant in connection with the construction of the Premises (“Tenant’s Project Manager”);
     C. $17,500.00 (the “Temperature Mapping Allowance”)for work associated with warehouse temperature mapping (the “Temperature Mapping”);
     D. $42,500.00 (the “Commissioning Allowance”) for commissioning of the lab and warehouse (the “Commissioning”); and
     E. $15,000.00 (the “Cooler Allowance”) for cooler hookups (the “Cooler Hookups”).
     Landlord shall notify Tenant in the event the cost of any of the above-referenced items exceeds the applicable allowance for such item by more than ten percent (10%). If the aggregate costs for the Generator Installation, Tenant’s Project Manager, the Temperature Mapping, the Commissioning and the Cooler Hookups exceed the amount of the Landlord’s Allowance, the Tenant shall, within fifteen (15) days after receipt of the General Contractor’s statement of such actual costs, pay such excess to Landlord.
     Section 4.10. Substantial Completion Determination. In that Tenant notifies Landlord, within ten (10) days after receipt of notice from Landlord that Substantial Completion has occurred, that Tenant disagrees with Landlord’s determination of Substantial Completion, and if the parties cannot agree upon Substantial Completion within ten (10) days thereafter, then such dispute shall be determined by arbitration as hereinafter provided. Landlord and Tenant will each select an arbitrator who shall be disinterested and shall be a person that has been actively engaged in the development or leasing of property comparable to the Premises in the Gurnee, Illinois area for a period not less than seven (7) years immediately preceding his or her appointment. Landlord and Tenant shall each simultaneously submit to the arbitrators all relevant data used by each such party in arriving at its determination of Substantial Completion or the lack thereof. The arbitrators shall be directed as promptly as possible to reach a determination as to Substantial Completion. If the two arbitrators so appointed fail to agree upon a determination as to Substantial Completion, the two arbitrators shall appoint a third arbitrator, using the criteria described above, to decide upon Substantial Completion. If no determination is made prior to the Commencement Date (based on the Substantial Completion Date per Landlord’s determination of Substantial Completion), then Landlord’s determination shall be used until the arbitration is completed. If the determination later agreed upon by the arbitrators is later than the Substantial Completion Date determined by Landlord, then the Commencement Date shall be deemed to be such later date, the parties shall execute an agreement stating that the Commencement Date is the date determined by the arbitrators as the date of Substantial Completion, and Landlord shall apply any Rent Adjustment Deposits paid by Tenant for the periods prior to such date to the Rent Adjustment Deposits first due after such date. The arbitrators’ decision shall be binding on Landlord and Tenant. Landlord and Tenant, respectively, shall pay the fees and out-of-pocket expenses of any individual appointed as arbitrator hereunder by Landlord and Tenant, respectively, and Landlord and Tenant shall each pay one-half (1/2) of the fees and out-of-pocket expenses of any third arbitrator appointed pursuant to this Section 4.10.
     Section 4.11. Termination Option. Provided that Tenant shall have signed off on the final Plans no later than November 1, 2007, then if Substantial Completion (which, for purposes of this Section 4.11 shall not include the installation of the generator at the Premises) has not occurred by June 1, 2008 (the “Outside Delivery Date”), Tenant shall have the option (“Termination Option”) to terminate the Lease without penalty effective as of the Outside Delivery Date upon the following terms and provisions:
     (a) Tenant gives Landlord written notice (“Termination Notice”) of Tenant’s exercise of the Termination Option, provided, however, the Termination Notice shall not be effective unless received by Landlord within ten (10) days after the Outside Delivery Date.
     (b) There is no uncured Event of Default in existence under the Lease on the date Tenant delivers the Termination Notice.
     (c) The Termination Option herein granted shall automatically terminate upon the failure of Tenant to timely or properly exercise the Termination Option.
     (d) In the event the Tenant sign off on the Final Plans occurs after November 1, 2007, then the Outside Delivery Date shall be extended by two (2) days for each day after November 1, 2007 on which Tenant signs off on the final Plans.
ARTICLE V — RENT
     Section 5.1. Base Rent. Tenant agrees to pay to Landlord, monthly in advance, without offset or deduction, base rent for the Term (“Base Rent”) in the amount of the Monthly Base Rent set forth in the Base Rent Schedule commencing on the Commencement Date and continuing on the first day of each month thereafter for the balance of the Term of this Lease. In addition thereto, Tenant shall pay all such other amounts as are herein described as “Additional Rent” in the manner and at the time specified in this Lease. The term “Rent” when used in this Lease shall include all Base Rent payable under this Section 5.1, as well as the charges herein described as Additional Rent. All Rent payable hereunder shall be payable to Landlord at LOCKBOX 2023 Paysphere Circle, Chicago, IL 60674, or as Landlord may otherwise from time to time designate in writing.
     Notwithstanding the foregoing, but provided there is then no continuing Event of Default under the Lease, a portion of the monthly Base Rent, in the amount of $35,770.50, shall abate for the first four (4) full calendar months of the Lease Term (the “Abatement Period”). If the Commencement Date does not fall on the first day of a calendar month, then Tenant shall pay the Stub Period Base Rent during any such partial month and the Abatement Period shall begin on the first day of the first full calendar month following the Commencement Date. After the expiration (or earlier termination) of the Abatement Period, Tenant shall commence to pay full monthly Base Rent throughout the remainder of the Term when due, and without notice or demand therefor, as provided herein. During the Abatement Period, Tenant shall be responsible for the payment of the remainder of the monthly Base Rent, in the amount of $4,502.17, plus all monthly Rent Adjustment Deposits and all costs, expenses and other amounts payable hereunder and all other amounts incurred or in connection with Tenant’s use and occupancy of the Premises. In the event Tenant breaches or defaults in the performance of any its covenants or obligations under this Lease and such breach or default continues beyond the expiration of any applicable notice and cure period, all abated monthly Base Rent shall thereupon become immediately due and payable (without limiting Landlord’s other rights and remedies hereunder, at law and in equity), and if such breach or default shall occur during the Abatement Period and such breach or default continues beyond the expiration of any applicable notice and cure period, the Abatement Period shall automatically be deemed terminated as of such breach or default.
     Section 5.2. Base Rent Adjustment. In addition to the Base Rent payable by Tenant hereunder, Tenant shall pay to Landlord, as Additional Rent, the Rent Adjustment described in this Section 5.2 without set off or deduction. Until such time as Tenant receives the first Adjustment Statement provided for in clause (C) of this Section 5.2, Tenant shall, commencing on the Commencement Date and on the first day of each and every month thereafter, make the Initial Monthly Rent Adjustment Deposit specified in Article I hereof.
     A. For the purposes of this Lease:
     (1) The term “Calendar Year” shall mean each calendar year or a portion thereof during the Term.
     (2) The term “Expenses” shall mean and include all expenses paid or incurred by Landlord for managing, owning, maintaining, operating, insuring, replacing and repairing the Premises and all appurtenances and personal property used in conjunction therewith, including, but not limited to a management fee in an amount equal to two percent (2%) of Rent, whether the management services are performed by Landlord, an affiliate of Landlord, or by a third party.
     Notwithstanding the foregoing, Expenses shall not include the costs of the following: (a) repairs, replacements and general maintenance paid or payable by proceeds of insurance or other third parties; (b) interest, principal, amortization or other payments on loans to Landlord; (c) real estate brokerage and/or leasing commissions and marketing expenses; (d) renovations, alterations, improvements, installations and/or decorations to the space of other tenants or occupants of the Building or any vacant space available for lease to tenants in the Building ; (e) real estate taxes; (f) transfer, gains, franchise, gift, corporation, profit and income taxes imposed upon Landlord; (g) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein, or in any person of whatever tier owning an interest therein; (h) financing and refinancing costs; (i) the cost of electricity furnished to any space leased or available for lease to tenants in the Building; (j) lease takeover costs incurred by Landlord in connection with leases in the Building; (k) any cost for which Landlord receives compensation or reimbursement through proceeds of insurance; (l) expenses incurred in connection with services or other benefits of a type that are not provided to Tenant (or are provided at separate or additional charge) but which are provided to another tenant or occupant of the Building; (m) advertising and promotional expenditures; (n) legal fees, expenses and disbursements (including, without limitation, those incurred in connection with leasing, sales, financings or refinancings or disputes with current or prospective tenants); (o) amounts otherwise includable in Expenses (including any increased insurance costs) but reimbursed to Landlord directly by Tenant or other tenants of the Building; (p) to the extent any costs includable in Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Building and other properties), there shall be excluded from Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties as determined by Landlord; (q) the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord (other than a liability for amounts otherwise includable in Expenses hereunder) and all expenses incurred in connection therewith; (r) any interest, fine, penalty or other late charges payable by Landlord, unless and only to the extent that such late charge or amount results from Tenant’s failure to pay to Landlord in a timely fashion any amounts required under this Lease; (s) costs incurred by Landlord which result from Landlord’s breach of a lease or Landlord’s tortious or negligent conduct; (t) the cost of repairs, replacements or restorations by reason of fire or other casualty or condemnation; (u) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any Building tenant (including Tenant) pursuant to its lease or otherwise; and (v) except as otherwise provided in Section 8.1 or in Section 8.2, the cost of any Capital Item (as hereinafter defined).
     (3) The term “Rent Adjustments” shall mean all amounts owed by Tenant as Additional Rent on account of Expenses or Taxes, or both.
     (4) The term “Rent Adjustment Deposit” shall mean an amount equal to Landlord’s estimate of Rent Adjustments due for any Calendar Year made from time to time during the Term.
     (5) The term “Taxes” shall mean real estate taxes, assessments, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, which accrue during the Term and are levied or assessed or become a lien against the Premises or any portion thereof in any Calendar Year during the Term and any tax in substitution of any of the foregoing. Taxes also include Landlord’s reasonable costs and expenses (including reasonable attorney’s fees) in contesting or attempting to reduce any taxes.
     B. Tenant shall pay to the Landlord as Additional Rent Tenant’s Proportion of Expenses and Taxes attributable to each Calendar Year of the Term. The amount of Taxes attributable to a Calendar Year shall be the amount assessed for any such Calendar Year, even though the assessment for such Taxes may be payable in a different Calendar Year.
     C. As soon as reasonably feasible after the expiration of each Calendar Year, Landlord will furnish Tenant a statement (“Adjustment Statement”) showing the following:
     (1) Expenses and Taxes for the Calendar Year last ended and the amount of Expenses and Taxes payable by Tenant for such Calendar Year;
     (2) The amount of Rent Adjustments due Landlord for the Calendar Year last ended, less credits for Rent Adjustment Deposits paid, if any; and
     (3) The Rent Adjustment Deposit due in the current Calendar Year.

     D. Within thirty (30) days after Tenant’s receipt of each Adjustment Statement, Tenant shall pay to Landlord:
     (1) The amount of Rent Adjustment shown on said statement to be due Landlord for the Calendar Year last ended; plus
     (2) The amount, which when added to the Rent Adjustment Deposit theretofore paid in the current Calendar Year, would provide that Landlord has then received such portion of the Rent Adjustment Deposit as would have theretofore been paid to Landlord had Tenant paid one twelfth of the Rent Adjustment Deposit, for the current Calendar Year, to Landlord monthly on the first day of each month of such Calendar Year.
     Commencing on the first day of the first month after Tenant’s receipt of each Adjustment Statement, and on the first day of each month thereafter until Tenant receives a more current Adjustment Statement, Tenant shall pay to Landlord one twelfth of the Rent Adjustment Deposit shown on said statement. Landlord shall not issue more than one Adjustment Statement during any Calendar Year. During the last complete Calendar Year, Landlord may include in the Rent Adjustment Deposit its estimate of the Rent Adjustment which may not be finally determined until after the expiration of the Term. The Tenant’s obligation to pay the Rent Adjustment shall survive the Term.
     E. Tenant’s payment of the Rent Adjustment Deposit for each Calendar Year shall be credited against the Rent Adjustments for such Calendar Year. All Rent Adjustment Deposits may be co mingled, and no interest shall be paid to Tenant thereon.
     F. Tenant at its cost may examine and audit the books and records of Landlord pertaining to the Expenses, for the purposes of verifying that such costs and expenses were paid, the amounts thereof and the accuracy of Landlord’s accounting and billing for such matters subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord’s Adjustment Statement within ninety (90) days after receipt of the same, Tenant shall be deemed to have approved such Adjustment Statement and shall have no further right to object to or contest such Adjustment Statement. Any overpayment or underpayment of such costs and expenses correctly shown by such audit shall be promptly reconciled by a payment equal to the amount thereof by Landlord to Tenant, or by Tenant to Landlord, as the case may be. If the results of such audit correctly show that the amount billed by Landlord to Tenant has been overpaid by four percent (4%) or more, Landlord shall reimburse Tenant for the reasonable cost of such audit in addition to the amount overpaid. Not more than one such audit shall be conducted for each Calendar Year during the term hereof.
     Section 5.3. Interest Charge and Late Charge. Tenant acknowledges that its late payment of any Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which is extremely difficult or impractical to fix. Therefore, if any payment of Rent, or any portion thereof, is not received by Landlord within five (5) days after written notice that the same was not paid when due, Tenant shall immediately pay to Landlord a late charge equal to three percent (3%) of the unpaid amount (“Late Charge"). Notwithstanding the foregoing, however, if any payment of Rent, or any portion thereof, is late more than two (2) times in any twelve (12) month period, then no written notice of non-receipt shall be required and the Late Charge shall become immediately due and payable if the same is not paid within five (5) days after the date when due. In the event that any overdue payment of Rent is not paid within one month of the due date thereof, an additional Late Charge equal to three percent of the unpaid amount may be charged by Landlord, and Landlord may charge an additional three percent of the unpaid amount so over due for each additional month, or fraction thereof, during which any such payment remains past due. Landlord and Tenant agree that the Late Charge represents a reasonable estimate of costs and expenses incurred by Landlord from, and is fair compensation to Landlord for, its loss suffered by such non payment by Tenant.
     Any amount due from Tenant to Landlord under this Lease, other than the payment of Rent, not paid when due shall bear interest from the date when the same is payable under the terms of this Lease until the same shall be paid at an annual rate of interest equal to eighteen percent per annum (the “Delinquency Rate”).
ARTICLE VI — UTILITIES
     Section 6.1. Utilities. Tenant shall pay, directly to the appropriate supplier, all costs of natural gas, electricity, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises. If at any time, any services or utilities are jointly metered, Landlord shall make a reasonable determination of Tenant’s share thereof and Tenant shall pay its share, as Additional Rent hereunder, within fifteen (15) days after receipt of an invoice from Landlord.
     The current utility service providers (each such company shall hereinafter be referred to as a “Current Service Provider”) are utility companies selected by Landlord to provide service for the Premises. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing service (each such company shall hereinafter be referred to as an “Alternate Service Provider” provided that such Alternate Service Provider provides equal or better service at a comparable cost and the change does not result in an interruption of service) or continue to contract for service from the Current Service Provider.
     Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, Current Service Provider and any Alternate Service Provider reasonable access to the Premises’ electric lines, feeders, risers, wiring, and any other machinery within the Premises.
     Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, defect, unavailability or unsuitability in the supply or character of the energy furnished to the Premises, and no such change, failure, interference disruption, defect, unavailability, or unsuitability shall relieve Tenant from any of its obligations under the Lease. Notwithstanding the foregoing, in the event such failure, interference, disruption, defect, unavailability or unsuitability: (i) is directly caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, (ii) causes the Premises to be untenantable, and (iii) causes Tenant to be unable to conduct its business at the Premises for three (3) consecutive business days, the Base Rent and Additional Rent shall abate from the date of the untenantability until the earlier of the date Premises are again tenantable or the date Tenant begins conducting its business from the Premises.
ARTICLE VII — USE
     Section 7.1. Use. The Premises shall be used for the Use only, and for no other purpose.
     Section 7.2. Prohibited Uses. Tenant shall not permit the Premises, or any portion thereof, to be used in such manner which impairs Landlord’s right, title or interest in the Premises or any portion thereof, or in such manner which gives rise to a claim or claims of adverse possession or of a dedication of the Premises, or any portion thereof, for public use. Tenant shall not use or occupy the Premises or permit the Premises to be used or occupied (i) contrary to any Restriction or any statute, rule, order, ordinance, requirement, regulation or restrictive covenant applicable thereto, and shall at all times comply with same, (ii) in any manner which would violate any certificate of occupancy, (iii) in any manner which would render the insurance void or the insurance risk more hazardous, (iv) in any manner which would cause structural injury to the Building, (v) in any manner which would cause the value or usefulness of the Premises or any part thereof to diminish or (vi) in a manner which would constitute a public or private nuisance or waste. Tenant agrees that it will, promptly upon discovery of any such use, immediately notify Landlord and take all necessary steps to compel the discontinuance of such use.
ARTICLE VIII — MAINTENANCE, REPAIR AND REPLACEMENTS OF PREMISES
     Section 8.1. Tenant’s Obligations. Except as set forth in Section 8.2 below, Tenant assumes full and sole responsibility for condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises. Tenant agrees, at Tenant’s sole cost and expense, to take good care of the Premises and keep same and all parts thereof, together with any and all alterations and additions thereto, in good order, condition and repair, suffering no waste or injury. Tenant shall, at its sole cost and expense, promptly perform all maintenance and make all necessary repairs and replacements, ordinary as well as extraordinary, foreseen as well as unforeseen, in and to any equipment now or hereafter located in the Premises, including, without limitation, water, sewer, gas, HVAC and electricity connections, pipes, mains and all other fixtures, machinery, apparatus, equipment, overhead cranes and appurtenances now or hereafter belonging to, connected with or used in conjunction with the Premises. All such repairs and replacements shall be of first class quality and sufficient for the proper maintenance and operation of the Premises. Tenant shall keep and maintain the Premises safe, secure and clean, specifically including, but not by way of limitation, removal of waste and refuse matter. Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part, or prevent the procurement of any insurance policies which may, at any time, be required under the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any parking area, adjoining street or sidewalk. Landlord shall assign to Tenant the warranty for the rooftop HVAC units serving the Premises. Tenant shall use commercially reasonable efforts to perform all required maintenance, repairs and replacements under this Section 8.1 as soon as possible.
     Tenant at its own cost and expense also shall promptly comply with any and all governmental requirement to or affecting the Premises or any part thereof, irrespective of the nature of the work required to be done, extraordinary as well as ordinary, whether or not the same involve or require any structural changes or additions in or to the Building and irrespective of whether or not such changes or additions be required on account of any particular use to which the Premises or any part thereof are being put.
     In the event that, in the reasonable judgment of both Landlord and Tenant, Tenant is required to make any repair or replacement pursuant to this Section 8.1 which would be considered a capital repair or replacement under generally accepted accounting principles (each, a “Capital Item”) and which is not caused by the negligence of Tenant or any member of the Tenant Group or Tenant’s failure to maintain or repair such item as required hereby, then Tenant shall only be responsible for the cost of any such Capital Item, amortized at 8.5% over the manufacturer’s estimated useful life of such Capital Item, as reasonably determined by Landlord in accordance with generally accepted accounting principles, for that portion of the Term remaining at the time such Capital Item is repaired or replaced, and Landlord shall pay the balance of such cost.
     Section 8.2. Landlord’s Obligations. Subject to the provisions of Articles X and XIII hereof, Landlord shall, at its sole cost and expense, and without reimbursement by Tenant, except for any maintenance, repair and replacement cause by the act or omission of Tenant or any member of the Tenant Group, maintain, repair and replace, as necessary, the roof and structural portions (including the structural integrity of the exterior walls) of the Building in which the Premises is located (the “Structural Items”). Landlord shall also maintain, repair and replace, as necessary, the common areas of the Building, the landscaping, parking lot, sidewalks and appurtenances thereto, including, as necessary, snow and ice removal and all costs incurred by Landlord in connection therewith shall be deemed Expenses. In the event that Landlord is required to make any repair or replacement pursuant to this Section 8.2 which would be considered a Capital Item (other than Structural Items, which shall be at Landlord’s sole cost and expense), then the cost of such Capital Item shall be amortized at 8.5% over the manufacturer’s estimated useful life of such Capital Item, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and Expenses shall include, on an annual basis, that portion of said amortized cost which relates to the portion of the Term (including any Renewal Term) remaining on the date of such repair or replacement. Landlord shall use commercially reasonable efforts to perform all required maintenance, repairs and replacements under this Section 8.2 as soon as possible.
ARTICLE IX — TENANT’S INSURANCE
     Section 9.1. Coverage Required. Tenant shall procure and maintain, or cause to be maintained, at all times during the term of this Lease, at Tenant’s sole cost and expense, and until each and every obligation of Tenant contained in the Lease has been fully performed, the types of insurance reasonably required by Landlord, with insurance companies authorized to do business in the State of Illinois covering all operations under this Lease, whether performed by Tenant or by its contractors and subcontractors:
     Section 9.2. Policies. All insurance policies shall be written with insurance companies acceptable to Landlord with a minimum A.M. Best rating of A-VII. All insurance policies shall name Landlord and Landlord’s mortgagee, if any, as additional insured and loss payee as their respective interests may appear and shall provide that they may not be terminated or modified without thirty (30) days advance written notice to Landlord and its mortgagee, if any. Tenant shall furnish to Landlord, prior to the Commencement Date, such insurance required to be carried by Tenant, and thereafter at least fifteen days prior to the expiration of each such policy, certificates of insurance for any required insurance.
     Section 9.3. Subrogation. Landlord and Tenant agree to have all property insurance which may be carried by either of them endorsed to provide that the insurer waives all rights of subrogation which such insurer might have against the other party and Landlord’s mortgagee, if any. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, and their respective agents, partners and employees, for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.
     Section 9.4. Miscellaneous Insurance Provisions. Landlord and Tenant further agree as follows : (i) any and all deductibles on referenced insurance coverages shall be borne by Tenant; (ii) Tenant expressly understands and agrees that any insurance maintained by Landlord shall apply in excess of and not contribute with insurance provided by the Tenant under the Lease; and (iii) all insurance companies shall have a Best rating of not less than A/VII, or an equivalent rating in the event Best ceases to exist or provide a rating.
ARTICLE X — DAMAGE OR DESTRUCTION
     Section 10.1. Damage: Lease to Terminate. In the event that the Building or any portion thereof is so damaged by fire or other casualty that Landlord shall decide to demolish or not rebuild the same, then, in such event, Landlord shall have the right to terminate this Lease by notice to Tenant given within sixty (60) days after the date of such fire or other casualty. In such event Rent shall be apportioned on a per diem basis and paid to the date of such termination.
     Section 10.2. Damage: Lease to Continue. In the event the Premises are damaged by fire or other casualty and Landlord chooses to rebuild, then Landlord shall proceed with reasonable diligence to repair and restore the Premises. In such event, Rent shall abate in proportion to the non usability of the Premises during the period while repairs are in progress.
     Notwithstanding the foregoing, if Landlord determines, in its commercially reasonable judgment, that the time required to adjust the loss with the insurer and to thereafter commence and substantially complete the repair and restoration of Premises will exceed two hundred and seventy (270) days from the date of the fire or other casualty, Landlord shall so notify Tenant, within sixty (60) days after the date of such fire or other casualty, and either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other party with fourteen (14) days after Tenant’s receipt of Landlord’s notice described in the preceding sentence.
ARTICLE XI — LIENS
     Section 11.1. Lien Claims. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises or the Building, nor shall any interest or estate of Landlord in the Premises or the Building be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant, and any claim to or lien upon the Premises or the Building arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall in all respects be subject and subordinate to the paramount title and rights of Landlord in and to the Premises or the Building. Tenant will not permit the Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Tenant.
ARTICLE XII — TENANT ALTERATIONS
     Section 12.1. Alterations. Tenant shall not make any alterations, additions or improvements to the Premises or any portion thereof (collectively, “Alterations”) without in each instance, the prior written consent of Landlord; provided, however, upon notice to, but without the consent of Landlord, Tenant shall have the right to make any Alterations where same are non structural, do not require openings on the roof or exterior walls of the Building, do not affect any Building system, and the cost of same does not exceed $10,000.00 in the aggregate in any twelve month period. Any Alteration by Tenant hereunder shall be done in a good and workmanlike manner in compliance with any applicable governmental laws, statutes, ordinances and regulations. Before commencing any Alterations requiring Landlord’s consent: (a) plans and specifications therefor, prepared by a licensed architect, shall be submitted to and approved by Landlord (such approval shall not be unreasonably withheld or delayed); (b) Tenant shall furnish to Landlord an estimate of the cost of the proposed work, certified by the architect who prepared such plans and specifications; (c) all contracts for any proposed work shall be submitted to and approved by Landlord; (d) Tenant shall have furnished Landlord with a satisfactory certificate or certificates from an insurance company acceptable to Landlord reflecting insurance coverage reasonably acceptable to Landlord; and (e) Tenant shall either furnish to Landlord a bond in form and substance satisfactory to Landlord, or such other security reasonably satisfactory to Landlord to insure payment for the completion of all work free and clear of liens. Upon completion of any Alteration by Tenant hereunder, Tenant shall furnish Landlord with a copy of the “as built” plans covering such construction.

     Section 12.2. Ownership of Alterations. Upon Tenant’s written request prior to such time as Tenant intends to make any Alteration, Landlord shall indicate to Tenant whether or not such Alteration must be removed upon surrender of the Premises. To the extent Tenant does not request such an indication from Landlord at the time Tenant intends to make an Alteration, then at the termination of this Lease, Landlord shall have the option of requiring removal of such Alteration or requiring that such Alteration become the property of Landlord and remain upon and be surrendered with the Premises as part thereof. Landlord agrees that Tenant’s initial improvements to the Premises, as described on Exhibit “G” attached hereto, will not have to be removed at the termination of the Lease.
     Section 12.3. Signs. Tenant shall not place any signs on any part of the Land without the prior consent of Landlord which consent shall not be unreasonably withheld. Tenant shall have the right subject to the prior consent of Landlord which consent shall not be unreasonably withheld, to install wall signage on the Building at Tenant’s sole cost and expense, which wall and wall signage shall remain subject to the requirements of the Property Owners Association and the Village of Gurnee Zoning Department. Landlord hereby approves Tenant’s wall signage in accordance with the specifications set forth on Exhibit “E” attached hereto and made a part hereof. Landlord shall install at its sole cost and expense a building monument sign, and Tenant shall have the right to be listed on the sign along with other tenants in the Building; provided, however, that Tenant shall be listed at the top of such monument sign.
ARTICLE XIII — CONDEMNATION
     Section 13.1. Taking: Lease to Terminate. If a portion of the Premises shall be lawfully taken or condemned for any public or quasi public use or purpose, or conveyed under threat of such condemnation and as a result thereof the Premises cannot be used for the same purpose as before such taking, sale or condemnation, the Tenant’s right to possession under this Lease shall end upon the date of the taking, sale or condemnation by the condemning authority. Tenant hereby assigns to Landlord, Tenant’s interest in such award, if any. If any part of the Premises shall be so taken or condemned, or if the grade of any street or alley adjacent to the Premises is changed by any competent authority and such taking or change of grade makes it necessary or desirable to demolish, substantially remodel, or restore the Building, Landlord shall also have the right to terminate this Lease upon written notice given not less than sixty days prior to the date of termination designated in such notice.
     Section 13.2. Taking: Lease to Continue. If a portion of the Premises shall be lawfully taken or condemned for any public or quasi public use or purpose or conveyed under threat of such condemnation and Landlord does not terminate the Lease as permitted by Section 13.1 or as a result of such taking, sale or condemnation, the balance of the Premises can be used for the same purpose as before such taking, sale or condemnation, this Lease shall not terminate. In such event, Landlord, at its sole cost and expense up to the amount of any award, shall, to the extent practical, promptly (subject to extension due to delay because of matters beyond the control of Landlord and Landlord’s receipt of insurance proceeds) repair and restore the Premises. Any award paid as a consequence of such taking, sale or condemnation, shall be paid to Landlord and any sums not disbursed by Landlord in connection with the repair or restoration of the Premises shall be retained by Landlord. In the event of a taking of any portion of land only, this Lease shall not terminate and Landlord shall not be obligated to repair or restore the Premises.
ARTICLE XIV — ASSIGNMENT SUBLETTING BY TENANT
     Section 14.1. No Assignment, Subletting or Other Transfer. Tenant shall not sublet or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, without the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Consent by Landlord pursuant to this Article shall not be deemed, construed or held to be consent to any additional assignment or subletting, but each successive act shall require similar consent of Landlord. Landlord shall be reimbursed by Tenant for any reasonable costs or expenses incurred pursuant to any request by Tenant for consent to any such assignment or subletting. In connection with any request for a sublease, Tenant shall provide Landlord with a copy of the proposed sublease agreement and financial information from the proposed subtenant acceptable to Landlord.
     Section 14.2. Operation of Law. Tenant shall not allow or permit any transfer of this Lease, or any interest hereunder, by operation of law, or convey, mortgage, pledge or encumber this Lease or any interest hereunder.
     Section 14.3. Excess Rental. If Tenant shall, with Landlord’s prior written consent as herein required, sublet the Premises, fifty percent (50%) of the rental in excess of the Base Rent and any Additional Rent herein provided, after deduction of Tenant reasonable expenses related to such subletting, shall be paid by Tenant to Landlord promptly when due under any sublease as Additional Rent due hereunder.
     Section 14.4. Merger or Consolidation. If Tenant is a corporation whose stock is not publicly traded, any transaction or series of transactions (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant, or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a voluntary assignment of this Lease by Tenant subject to the provisions of this Article XIV. If Tenant is a partnership or limited liability company, any transaction or series of transactions (including without limitation any withdrawal or admittance of a partner or member or a change in any partner’s or member’s interest in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a voluntary assignment of this Lease by Tenant subject to the provisions of this assignment of this Lease by Tenant subject to the provisions of this Article XIV. As used in this Section 14.4, the term “control” means possession of the power to vote not less than a majority interest of any class of voting securities and partnership or limited liability company interests or to direct or cause the direction (directly or indirectly) of the management or policies of a corporation, or partnership or limited liability company through the ownership of voting securities, partnership interests or limited liability company interests, respectively.
     Section 14.5. No Release of Liability. No assignment or subletting shall relieve Tenant of its obligations hereunder, and Tenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made.
ARTICLE XV — ANNUAL STATEMENTS
     Section 15.1. Financial Statements. Tenant agrees to furnish Landlord annually, upon Landlord’s request, a copy of the most recent annual report or annual audited financial statements for Tenant. So long as Akorn’s most recent annual reports or annual audited financial statements are available at its website, www.akorn.com, such financial information shall be deemed delivered. Tenant agrees that Landlord may deliver such report to any mortgagee, prospective mortgagee or prospective purchaser of the premises on a confidential basis.
     In the event that Tenant is no longer a publicly traded corporation, then Tenant agrees to timely provide financial information as requested by Landlord, including, but not limited to, annual financial statements audited by independent certified public accountants within 90 days after the end of each fiscal year and any other financial information reasonably requested by Landlord (collectively, “Financial Information”). Tenant agrees that Landlord may deliver the Financial Information to any lender, prospective lender or prospective purchaser of the Premises. Tenant hereby further agrees that the Financial Information submitted by it to Landlord, whenever furnished to Landlord and whether or not requested by Landlord, are material inducements to the execution by Landlord of this Lease. Tenant represents and warrants that such Financial Information is, and all Financial Information, whenever furnished to Landlord and whether or not requested by Landlord, are true, correct and complete in all material respects and fairly present the financial condition of Tenant for the respective periods covered thereby, and that since the date thereof there has been no material adverse change in such financial condition or operations of the applicable party.
ARTICLE XVI — COSTS AND EXPENSES OF LITIGATION
     Section 16.1. Costs and Expenses of Litigation. Tenant and Landlord agree to pay, and to indemnify and defend the other against, all costs and expenses (including reasonable attorney’s fees) incurred by or imposed upon such indemnified party by or in connection with any litigation regarding the Premises or this Lease, to which such indemnified party becomes or is made a party without fault on its part, or may be incurred by such indemnified party in enforcing any of the covenants and agreements of this Lease with or without the institution of any action or proceeding relating to the Premises or this Lease, or, in Landlord’s case, in obtaining possession of the Premises after an Event of Default hereunder or upon expiration or earlier termination of this Lease. The foregoing notwithstanding, Tenant’s and Landlord’s respective responsibilities under this Section 16.1 to pay the indemnified party’s costs and expenses (including reasonable attorneys’ fees) shall not extend to such costs and expenses incurred in defending an action brought by the indemnified party to enforce the terms of this Lease in which there is a court determination that the indemnified party failed to perform its obligations under this Lease. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease.
ARTICLE XVII — ESTOPPEL CERTIFICATES
     Section 17.1. Estoppel Certificate. Tenant agrees that on the Commencement Date and at any time and from time to time thereafter, upon not less than ten (10) days’ prior written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord, Landlord’s mortgagee, purchaser, or any other third party designated by Landlord, to the extent factually accurate, a statement in writing in the form of Exhibit “D” attached hereto and made a part hereof. Tenant further agrees to certify to any prospective purchaser or mortgagee any other reasonable information specifically requested by such prospective purchaser or mortgagee.
ARTICLE XVIII — INSPECTION OF PREMISES
     Section 18.1. Inspections. Tenant agrees to permit Landlord and any authorized representatives of Landlord, to enter the Premises at all reasonable times, upon at least twenty-four (24) hours advance notice, for the purpose of inspecting the Premises. During any such inspections, Landlord will endeavor to minimize any disruption of Tenant’s business operations. Notwithstanding the foregoing, in the case of an Emergency Situation (as defined in Section 22.1) or upon the occurrence of an Event of Default (as defined in Section 20.1) no notice shall be required. Any such inspections shall be solely for Landlord’s purposes and may not be relied upon by Tenant or any other person.
     Section 18.2. Signs. Tenant agrees to permit Landlord and any authorized representative of Landlord to enter the Premises at all reasonable times during business hours on reasonable advance notice to exhibit the same for the purpose of sale or mortgage, and during the final six month period of the Term for lease, and during the final six month period of the Term hereof, Landlord may display on the Premises customary “For Sale” or “For Rent” signs.

ARTICLE XIX— FIXTURES
     Section 19.1. Building Fixtures. The Building and all other improvements located on the Land, including, but not limited to, all structural components of the Building and all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment, and other articles of personal property used in the operation of the Premises, whether or not attached or affixed to the Premises, together with all Alterations and Tenant’s Property which by the terms of this Lease become the property of Landlord (collectively, “Building Fixtures”), shall be and remain a part of the Premises and shall constitute the property of Landlord.
     Section 19.2. Tenant’s Property. Except as otherwise expressly provided by the terms of this Lease, all of Tenant’s trade fixtures and other personal property, fixtures, apparatus, machinery and equipment now or hereafter located upon the Premises, other than Building Fixtures, shall be and remain the personal property of Tenant, and the same are herein referred to as “Tenant’s Property.”
ARTICLE XX— DEFAULT
     Section 20.1. Tenant’s Default. Tenant agrees that the occurrence of any one or more of the following events shall be considered an “Event of Default” as said term is used herein:
     A. Entry of an order, judgment or decree shall be entered by any court adjudicating Tenant a bankrupt or insolvent, or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant , or of all or a substantial part of its assets, if such order, judgment or decree shall continue unstayed and in effect for any period of sixty days; or
     B. Tenant shall file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or
     C. Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant, or any of the assets of Tenant; or
     D. Tenant shall file a voluntary petition in bankruptcy, or shall admit in writing its inability to pay its debts as they come due, or shall file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law; or
     E. A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated within sixty days from the date of entry or granting thereof; or
     F. Tenant shall default in making any payment of Rent and such default shall continue for five (5) days after the date such payment of Rent was due; or Tenant shall default in making of any other payment required to be made by Tenant hereunder when due and such default shall continue for five (5) days after written notice thereof; or
     G. Tenant shall fail to carry all required insurance under this Lease; or
     H. Tenant has made any material misrepresentation, or failed to disclose a material fact, under the Lease or in connection with any information (including, without limitation, Financial Information) submitted or furnished to Landlord by Tenant; or

     I. Without Landlord’s prior written consent, Tenant shall enter into any transaction of merger or consolidation in which it is not the surviving entity or sell, transfer or dispose of all or substantially all of its assets; or
     J. If Tenant shall default in the performance of any covenant, promise or agreement on the part of Tenant contained in this Lease not otherwise specified in this Section 20.1 and such default shall continue for thirty (30) days after notice thereof in writing by Landlord to Tenant, or if such default or condition which gives rise thereto cannot with due diligence and good faith be cured within such thirty (30) day period, if Tenant shall not in good faith and within the period of thirty (30) days commence the curing of such default and pursue the curing of such default continuously and diligently and in good faith to the end that such default shall be cured within such minimum period in excess of thirty (30) days as may be reasonably necessary to cure such default through pursuing such cure promptly, diligently, continuously and in good faith; provided, however, that such additional period beyond thirty (30) days shall not apply to a default that creates a clear and present danger to persons or property or materially adversely affects the Premises, or if the failure or default by Tenant is one for which Landlord (or any officer or other agent or beneficial or other owner thereof) may be subject to fine or imprisonment.
ARTICLE XXI— REMEDIES
     Section 21.1. Landlord’s Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Landlord may, at its election, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein:
     A. Landlord may terminate this Lease by giving to Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice;
     B. Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease, by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice;
     C. Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord by a suit or suits in equity or at law for the performance of any covenant or agreement herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (i) injunctive relief, (ii) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (iii) any other damages incurred by Landlord by reason of Tenant’s default under this Lease; and
     D. Landlord may reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, in accordance with applicable law, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any other breach of this Lease.
     Section 21.2. Reentry to Premises. Should Landlord elect to reenter as provided herein with or without terminating this Lease, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, rent the Premises or any part of the Premises, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its discretion, may determine, and Landlord may collect and receive the Rent due in connection therewith. Landlord shall not be required to accept any tenant offered by Tenant or any third party or observe any instruction given by Tenant relative to such reletting. Landlord shall however use commercially reasonable efforts to relet the Premises, to the extent required by Law. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Article XXI or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.
     Section 21.3. Damages Without Lease Termination. In the event that Landlord does not elect to terminate this Lease, but on the contrary elects to take possession of the Premises, then, in addition to all other rights and remedies of Landlord, Tenant shall pay to Landlord (i) Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the Term, or the Premises covered by such new lease includes other premises not part of the Premises, a fair apportionment of the rent received from such reletting will be made in determining the net proceeds from such reletting. Tenant will pay such Rent and other sums to Landlord monthly on the day on which such sums would have been payable under this Lease if possession had not been retaken, and Landlord shall be entitled to receive such Rent and other sums from Tenant on each such day.
     Section 21.4. Damages Upon Lease Termination. In the event that Landlord elects to terminate this Lease, then, in addition to all other rights and remedies of Landlord, Tenant shall remain liable to pay to Landlord as damages an amount equal to (i) all Rent due hereunder accrued and unpaid for the period up to and including the Termination Date, plus (ii) all other additional sums payable by Tenant or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may then be owing and unpaid, plus (iii) all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of any of its rights and remedies hereunder, plus (iv) the present value (based upon a discount rate of five percent per annum) of the Rent provided to be paid for the remainder of the Term, plus (v) interest on the foregoing amounts at the Delinquency Rate from the date of Landlord’s notice to Tenant demanding payment therefor until paid.
     In the alternative, Landlord shall have the right, from time to time, to recover from Tenant upon demand, and Tenant shall remain liable to pay Landlord for, (i) all Rent and other amounts due and owing under this Lease not previously paid pursuant to the provisions of this Lease, plus (ii) damages equal to the sum of (y) all Rent and all other sums which would have accrued under this Lease after the date of termination had it not been terminated, such damages to be due and payable as such sums would have become due, less (z) such amounts as Landlord may actually receive from reletting after first paying all costs of such reletting, including, without limitation, the expenses enumerated in Section 21.3 and the net amounts of rent collected remaining after such expenses shall operate only as an off setting credit against the amount due hereunder with any excess or residue belonging solely to Landlord, plus interest on the foregoing sum at the Delinquency Rate from the date of Landlord’s notice to Tenant demanding payment therefor until paid.

     Section 21.5. Survival of Tenant Obligations. No termination of this Lease and no taking possession of and/or reletting the Premises or any part thereof, shall relieve Tenant of its liabilities and obligations hereunder, except as specifically provided herein, all of which shall survive such expiration, termination, repossession or reletting except as otherwise specifically provided.
     Section 21.6. Tenant Waiver. To the extent not prohibited by law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article XXI. Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage. No failure by either party to insist upon the strict performance by the other party of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or completed with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
     Section 21.7. Suits to Recover Damages. Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord at any time and from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Tenant.
     Section 21.8. Receipt of Payment after Termination. No receipt of moneys by Landlord from Tenant after the termination of this Lease or Tenant’s right to possession, or after the giving of any notice of the termination of this Lease or Tenant’s right to possession, shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises or any part thereof by proper remedy, it being agreed that after the service of notice to terminate this Lease or Tenant’s right to possession or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of the Premises, or any part thereof or interest therein, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the Tenant’s liability hereunder.
     Section 21.9. Cumulative Remedies. No remedy contained herein or otherwise conferred upon or reserved to Landlord, shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given herein, now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein.
ARTICLE XXII — LANDLORD’S PERFORMANCE OF TENANT’S COVENANTS
     Section 22.1. Landlord’s Right to Perform Tenant’s Obligations. In the event Tenant shall fail to perform any of its obligations hereunder, Landlord may (but shall not be obligated to do so), and without waiving or releasing Tenant from any obligation of Tenant hereunder, make any payment or perform any other act which Tenant is obligated to make or perform under this Lease. All sums so paid and all liabilities so incurred by Landlord, together with interest thereon at the Delinquency Rate, shall be payable to Landlord upon demand as Additional Rent. Except in the case of an Emergency Situation, Landlord shall use reasonable efforts to give prior notice (which may be oral) of its performance, if reasonably feasible under the circumstances. Nothing contained herein shall be construed to require Landlord to advance monies for any purpose. In exercising its rights hereunder, Landlord shall use reasonable efforts not to interfere with the normal operation of the Premises. The term “Emergency Situation” shall mean a situation which has caused or is likely to cause bodily injury to persons, contamination of or physical damage to the Premises (or any portion thereof) or adjoining property or economic liability or criminal jeopardy to Landlord.
ARTICLE XXIII — SUBORDINATION TO MORTGAGES
     Section 23.1. Subordination. Landlord acknowledges that, as of the date hereof, there is no mortgage encumbering the Premises. Landlord may hereafter execute and deliver a mortgage or trust deed in the nature of a mortgage (both sometimes referred to as “Mortgage”) against the Premises or any portion thereof. Tenant agrees, upon Landlord’s request, to subordinate this Lease to any future Mortgage provided the holder thereof agrees to execute and deliver a commercially reasonable subordination, non-disturbance and attornment agreement whereby the holder thereof agrees to recognize and not to disturb the rights of Tenant hereunder so long as Tenant is not in default under this Lease. Notwithstanding anything to the contrary contained herein, any mortgagee under a Mortgage may, by notice in writing to the Tenant, subordinate its Mortgage to this Lease.
ARTICLE XXIV — INDEMNITY AND WAIVER
     Section 24.1. Indemnity. Tenant shall not do or permit any act or thing to be done or omit to do any act or thing upon the Premises which may subject Landlord to any liability or responsibility for injury, damage to persons or property, or to any liability by reason of any violation of applicable laws and shall exercise such control over the Premises so as to fully protect Landlord against any such liability. Tenant shall defend, indemnify and save Landlord, and any official, agent, beneficiary, assignee, contractor, director, employee, lessor, mortgagee, officer, parent, partner, shareholder and trustee of Landlord together with their representatives, successors and assigns (each an “Indemnified Party”) harmless from and against any and all liabilities, suits, judgments, settlements, obligations, fines, damages, penalties, claims, costs, charges and expenses, including, without limitation, engineers’, architects’ and attorneys’ fees, court costs and disbursements, which may be imposed upon or incurred by or asserted against any Indemnified Party by reason of any one or more of the following occurring during or after (but attributable to a period of time falling within) the Term: (i) any use, nonuse, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any part thereof by Tenant or any member of the Tenant Group (as defined in Section 30.1H); (ii) any act or failure to act on the part of Tenant or any member of the Tenant Group; (iii) any accident, injury (including death) or damage to any person or property occurring in, on or about the Premises or any part thereof as a result of the act or neglect of Tenant or any member of the Tenant Group; (iv) any failure to perform or comply with any of the covenants, agreements, terms or conditions in this Lease on Tenant’s part to be performed or complied with.
     Section 24.2. Waiver of Claims. Tenant waives all claims it may have against Landlord and Landlord’s agents for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises becoming out of repair, or resulting from any accident on or about the Premises or resulting directly or indirectly from any act or neglect of any person. All of Tenant’s Property and other personal property belonging to Tenant or any occupant of the Premises that is in or on any part of the Premises shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof. Nothing herein contained shall be deemed to waive or release Landlord from any claims for damage to person or property arising out of or related to the gross negligence or willful misconduct of Landlord, its employees, agents or contractors and Landlord shall indemnify and save Tenant harmless from and against any and all liabilities, suits, fines, damages, penalties, claims, costs, charges and disbursements incurred by Tenant to the extent the same result from such gross negligence or intentional misconduct.
ARTICLE XXV— SURRENDER
     Section 25.1. Condition of Premises. Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises to Landlord, broom clean, in good order, condition and repair, reasonable wear and tear excepted. “Broom clean” means free from all debris, dirt, rubbish, personal property of Tenant, oil, grease, tire tracks or other substances, inside and outside of the Building and on the grounds comprising the Premises.
     Section 25.2. Removal of Tenant’s Property and Alterations. Upon the termination of this Lease by forfeiture, lapse of time, or otherwise, Tenant shall remove Tenant’s Property and Alterations designated by Landlord, subject to the terms of Section 12.2 hereof. Tenant shall repair any injury or damage to the Premises which may result from such removal. If Tenant does not remove Tenant’s Property or such Alterations from the Premises prior to the end of the Term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat Tenant’s Property and Alterations as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.
     Section 25.3. Holdover. If Tenant retains possession of the Premises or any part thereof after the termination of the Term, by lapse of time or otherwise, then Tenant shall pay to Landlord Rent, at one hundred fifty percent (150%) of the rate payable for the month immediately preceding said holding over (including increases for Additional Rent which Landlord may reasonably estimate), computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Tenant remains in possession. In addition thereto, but only if Tenant’s possession is in excess of one hundred twenty (120) days following such termination, Tenant shall pay Landlord all damages, consequential as well as direct, sustained by reason of Tenant’s retention of possession. The provisions of this paragraph do not limit the Landlord’s rights of re entry or any other right hereunder.
ARTICLE XXVI — COVENANT OF QUIET ENJOYMENT
     Section 26.1. Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and all other charges payable by Tenant hereunder, and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, all of which obligations of Tenant are independent of Landlord’s obligations hereunder, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreement hereof free from hindrance by Landlord or any person claiming by, through or under Landlord.
ARTICLE XXVII — NO RECORDING
     Section 27.1. No Recording. Neither this Lease nor a memorandum hereof shall be recorded.

ARTICLE XXVIII— NOTICES
     Section 28.1. Notices. All notices, consents, approvals to or demands upon or by Landlord or Tenant desired or required to be given under the provisions hereof, shall be in writing and shall be deemed properly given (i) on the date sent, if delivered by hand, (ii) one day after the date such notice is deposited with an overnight delivery service; (iii) on the date sent, if delivered via facsimile at the number(s) set forth below, with a hard copy to follow by overnight delivery service; (iv) on the date when received with proof of receipt to the party to whose attention it is directed or when such party refuses to accept receipt if sent, postage prepaid, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If intended for Landlord:	c/o CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523-1501
Attention: Sean Maher
Facsimile Number: 630-586-8010

If intended for Tenant:	Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Neill E. Shanahan
Facsimile Number:
or such other address or to such other party which any party entitled to receive notice hereunder designates to the others in writing by a notice duly given hereunder.
ARTICLE XXIX — COVENANTS, SUCCESSORS AND ASSIGNS
     Section 29.1. Covenants. All of the covenants, agreements, conditions and undertakings in this Lease contained shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and shall be construed as covenants running with the Land, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease.
     Section 29.2. Sale of Premises. Landlord shall at all times during the Term have the right to sell the Premises or any part thereof and in connection therewith, to assign Landlord’s rights and obligations under this Lease to any such purchaser. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of title to the Premises, and in the event of any transfer or transfers of title to the Premises or any part thereof, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease to be performed provided the Landlord’s transferee assumes this Lease.
ARTICLE XXX — ENVIRONMENTAL MATTERS
     Section 30.1. Defined Terms.

     A. “Hazardous Material” shall include but shall not be limited to any substance, material, or waste that is regulated by any federal, state, or local governmental authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation asbestos and asbestos containing materials, radon, petroleum and petroleum products, urea formaldehyde foam insulation, methane, lead based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides, agricultural chemicals, and any other special, toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified as “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in any Environmental Law.
     B. “Environmental Law” shall mean any federal, state, or local law, statute, ordinance, code, rule, regulation, policy, common law, license, authorization, decision, order, or injunction which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground, air, water, or noise pollution or contamination, and underground or aboveground tanks) together with all rules, regulations, orders, and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
     C. “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages (including reasonable attorneys’, consultants’, and experts’ fees, costs or expenses), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, cost recovery, compensation, or contribution resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.
     D. “Pre Existing Condition” shall mean the presence of any Hazardous Material on the Premises, to the extent such Hazardous Material was not introduced onto the Premises after the Commencement Date.
     E. “Environmental Condition” shall mean (i) the presence on the Premises of one or more underground storage tanks or (ii) the existence of any Hazardous Material on the Premises, other than a Pre Existing Condition,
     (i) in violation of or requiring cleanup under any Environmental Law or the provisions of this Article XXX, or
     (ii) in concentrations or at levels exceeding applicable federal, state, or local standards for soil, groundwater, or waste on residential properties, either of which subjects Landlord to liability for any Environmental Claim or which must be remediated to prevent Landlord from incurring loss of any kind.
     F. “Environmental Remediation” shall mean any investigation, cleanup, removal, containment, remediation, or other action relating to an Environmental Condition (i) required pursuant to any Environmental Law, or (ii) necessary to prevent Landlord from incurring, or relieve Landlord from, loss of any kind as a result of an Environmental Claim.
     G. “Remediating Party” shall mean the party which has elected (or is deemed to have elected) to perform any Environmental Remediation.

     H. “Permitted Materials” shall mean Hazardous Materials used by Tenant in the normal course of its business in compliance with the terms of this Lease and any applicable Environmental Law and in amounts not in violation of any Environmental Law. A list of Permitted Materials is attached hereto as Exhibit “F”.
     Section 30.2. Tenant’s Covenants with Respect to Environmental Matters. During the Term, Tenant, at its sole cost and expense, shall:
     A. comply with all Environmental Laws relating to the use and operation of the Premises;
     B. keep the Premises free of any Hazardous Material except for Permitted Materials, which Permitted Materials shall be stored and used in strict compliance with all applicable Environmental Laws;
     C. not exacerbate a Pre Existing Condition;
     D. upon the discovery of an Environmental Condition:
     (i) promptly, but not later than three (3) business days after the discovery of the Environmental Condition, notify Landlord of the Environmental Condition;
     (ii) furnish a letter of credit, personal guaranty, escrow of funds, or other security reasonably acceptable to Landlord to secure performance of Environmental Remediation and to assure Landlord that all necessary funds are readily available to Landlord to pay the costs and expenses of Environmental Remediation;
     (iii) prior to commencement of any Environmental Remediation, submit a proposed scope of work for the Environmental Remediation, together with a timetable and a cost estimate, to Landlord for review and approval;
     (iv) after obtaining Landlord’s approval, diligently perform the approved Environmental Remediation;
     (v) submit to Landlord in a timely manner for Landlord’s review and comment the documentation and information required by Sections 30.6 and 30.7 of this Lease relating to each phase of the Environmental Remediation, and pay all costs of Landlord described in Section 30.7 C;
     (vi) comply with applicable release reporting requirements and provide Landlord with any information necessary for Landlord to comply with Environmental Law; and
     (vii) obtain a so called “no further remediation letter” or other acknowledgment from the federal, state, or local governmental agency with jurisdiction over the Environmental Condition that the Premises have been fully remediated without reliance on institutional controls (including but not limited to deed restrictions) or engineered barriers;
     E. not install or operate any above or below ground tank, sump, pit, pond, lagoon, or other storage or treatment vessel or device on the Premises without first obtaining Landlord’s prior written consent;

     F. not handle, use, generate, treat, dispose of, or permit the use, handling, generation, treatment, storage, or disposal of any Hazardous Material in, on, under, around, or above the Premises at any time during the Term except for Permitted Materials, which Permitted Materials shall be handled, used and stored in strict compliance with all applicable Environmental Laws;
     G. not use any above ground tank (including barrels and drums), of any size within or without the Premises, except (i) in compliance with all Environmental Laws, and (ii) if secondary containment approved by Landlord is provided. Empty tanks, barrels and drums shall be presumed to have one (1) inch of product remaining when declared empty.
     Section 30.3. Exacerbation. Tenant shall not be responsible to remediate a Pre-Existing Condition. If Tenant exacerbates a Pre Existing Condition (as a result of Tenant’s investigative or remedial activities or otherwise) during the Term, the provisions of this Article XXX shall apply to such exacerbation of the Pre Existing Condition as if it were an Environmental Condition, and Tenant shall perform Environmental Remediation as to such exacerbation.
     Section 30.4. Rights of Inspection. In addition to Landlord’s other rights of entry, access and inspection contained in this Lease, Landlord and its agents and representatives shall have a right of entry and access to the Premises at any time in Landlord’s discretion for the purposes of (i) inspecting the documentation relating to Hazardous Materials or environmental matters maintained by Tenant or any occupant of the Premises; (ii) ascertaining the nature of the activities being conducted on the Premises and investigating whether Tenant is in compliance with its obligations under Article XXX of this Lease; (iii) determining the type, kind, and quantity of all products, materials, and substances brought onto the Premises, or made or produced thereon, and (iv) performing such environmental investigations and assessments as Landlord may desire to perform. The investigation and assessments may also include reasonable subsurface or other invasive investigation of the Premises, including, but not limited to, soil borings and sampling of site soil and ground or surface water for laboratory analysis, as may be recommended by the Landlord’s consultant as part of its inspection of the Premises or based upon such other reasonable evidence of Environmental Conditions warranting such subsurface or other invasive investigation. Tenant will cooperate with Landlord and Landlord’s consultants and will supply, promptly upon request, any information reasonably requested to facilitate the completion of the environmental assessments and investigations. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials, and substances present on the Premises and shall also have the right to conduct other tests and studies as may be reasonably determined by Landlord to be appropriate in order to investigate whether Tenant is in compliance with its obligations under Article XXX.
     Section 30.5. Copies of Notices. During the Term, Tenant shall promptly provide Landlord with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Environmental Claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions in progress, and other communications, written or oral, actual or threatened, received by Tenant or any occupant of the Premises, from any federal, state, or local agency or authority, or any other entity or individual (including both governmental and non governmental entities and individuals), concerning (a) any actual or alleged release of any Hazardous Material on, to, or from the Premises; (b) any actual or alleged violation of or responsibility under Environmental Laws; or (c) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.
     Section 30.6. Tests and Reports. Upon written request by Landlord, Tenant shall provide Landlord, at Tenant’s expense, with (i) copies of all environmental reports and tests prepared or obtained by or for Tenant or any occupant of the Premises; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any

Hazardous Material; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) prior to filing, copies of any and all reports, notifications, and other filings to be made by Tenant or any occupant of the Premises to any federal, state, or local environmental authorities or agencies, and after filing, copies of such filings; and (v) any other relevant documents and information with respect to environmental matters relating to the Premises. Tenant shall be obligated to provide such documentation only to the extent that the documentation is within Tenant’s possession or control.
     Section 30.7. Indemnification. Tenant shall reimburse, defend with counsel chosen by Landlord, indemnify, and hold Landlord and any other Indemnified Party free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including without limitation loss of rental income, loss due to business interruption, and reasonable attorneys’ and consultants’ fees, costs and expenses arising out of or in any way connected with any or all of the following:
     A. any Hazardous Material (other than a Pre Existing Condition) which is or was actually or allegedly generated, stored, treated, released, disposed of, or otherwise located on or at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group (regardless of the location at which such Hazardous Material is now or may in the future be located or disposed of), including, but not limited to any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence, or otherwise based upon, resulting from or in connection with any Hazardous Material; (ii) obligations to take response, cleanup, or corrective action pursuant to any Environmental Laws; and (iii) the costs and expenses of investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and
     B. any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to any Hazardous Material or other substances or conditions present at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group (including, but not limited to, ownership, operation, and disposal of any equipment which generates, creates, or uses electromagnetic files, x rays, other forms of radiation and radioactive materials), regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and
     C. any failure by Tenant to comply with any obligation under this Article XXX relating to an Environmental Condition for which Tenant is Remediating Party;
     D. the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation or cleanup of any Hazardous Material as a result of the act or omission of Tenant or any member of the Tenant Group;
     E. costs of removal of any and all Hazardous Materials from all or any portion of the Premises, which Hazardous Materials came to be present at the Premises as a result of the act or omission of Tenant or any member of the Tenant Group;
The obligations of Tenant under this Section 30.7 shall survive any termination or expiration of this Lease.
     Section 30.8. No Liability of Landlord.
     A. To the Landlord’s actual knowledge, except as may otherwise be set forth in the Environmental Report (as hereinafter defined), the Land does not contain any Hazardous Material or Pre-Existing Condition. For the purpose of this Section 30.8, the term “to Landlord’s actual knowledge” or words of similar import means the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Edward Harrington, Vice President of Development for CenterPoint Properties Trust, who is familiar with the Land.
     B. Landlord shall not have any liability to Tenant or any of its employees, agents, shareholders, officers or directors, or any other persons as a result of any Hazardous Material now or hereafter located on the Premises, except: (i) as provided in Section 30.8.C below, (ii) to the extent that Landlord’s Warranty and Representation, as set forth in Section 30.8.A above, is materially incorrect, or (iii) to the extent directly caused by the gross negligence or willful misconduct of Landlord.
     C. Subject to Tenant’s obligation in Section 30.2.C, Landlord shall be obligated to remediate all Pre-Existing Conditions, if any, in such manner as required by Environmental Laws.
     D. Landlord has delivered to Tenant a copy of the existing Phase I Environmental Assessment dated June 13, 2007 prepared by Carlson Environmental (the “Environmental Report”).
ARTICLE XXXI — SECURITY DEPOSIT
     Section 31.1. Security Deposit. Tenant agrees to deposit with Landlord, upon the execution of this Lease, the Security Deposit as security for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. If an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any sum then due hereunder or which Landlord may expend or be required to expend by reason of Tenant’s breach including, without limitation, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency shall have accrued before or after re entry by Landlord. If any of the Security Deposit shall be so used, applied or retained by Landlord at any time or from time to time, Tenant shall promptly, in each such instance, within five (5) days of written demand therefor by Landlord, pay to Landlord such additional sums as may be necessary to restore the Security Deposit to the original amount set forth in the first Section of this Lease. If Tenant shall fully and faithfully comply with all the terms, provisions, covenants and conditions of this Lease, the Security Deposit, or the balance thereof, shall be returned to Tenant after all of the following: (a) the time fixed as the expiration of the Term of this Lease; (b) the removal of Tenant from the Premises; (c) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; and (d) final determination of all amounts payable by Tenant hereunder and payment of same.
ARTICLE XXXII — MISCELLANEOUS
     Section 32.1. Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.
     Section 32.2. Severability. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     Section 32.3. Applicable Law. This Lease shall be construed and enforced in accordance with the laws of the state where the Premises are located.
     Section 32.4. Amendments in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned, except by a written instrument, duly signed, acknowledged and delivered by the other party.
     Section 32.5. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.
     Section 32.6. Brokerage. Tenant warrants that it has no dealings with any real estate broker or agent in connection with this lease other than Landlord’s Broker and Tenant’s Broker, if any, and Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Lease or the negotiation thereof arising out of any acts of Tenant. Landlord shall pay the brokerage commission due Landlord’s Broker and Tenant’s Broker, if any, pursuant to any written agreement between Landlord and such parties.
     Section 32.7. No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the full amount stipulated herein as then required to be paid by Tenant in respect of Tenant’s obligations under this Lease for Rent or any other payments shall be deemed to be other than on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of any such amount be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided in this Lease.
     Section 32.8. Joint Effort. The preparation of this Lease has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.
     Section 32.9. Counterclaims. If Landlord commences any proceeding for nonpayment of Rent or any other sum due to be paid by Tenant under this Lease, Tenant hereby agrees that Tenant will not impose any non-mandatory counterclaim of any nature or description in any such proceeding, provided however, that such agreement of Tenant shall not be construed as a waiver of the right of Tenant to assert such claim in a separate action or actions brought by Tenant.
     Section 32.10. Time. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.
     Section 32.11. Landlord’s Consent. Landlord’s granting of any consent under this Lease, or Landlord’s failure to object to any action taken by Tenant without Landlord’s consent required under this Lease, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant. Notwithstanding anything in this Lease to the contrary, with respect to any provision of this Lease which requires Landlord’s consent or approval, Tenant shall not be entitled to make, nor shall Tenant make, any claim for (and Tenant hereby waives any claim for) money damages as a result of any claim by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval, but Tenant’s sole remedy shall be an action or proceeding to enforce such provision, or for specific performance, injunction or declaratory judgment.

     Section 32.12. Landlord’s Liability. Notwithstanding anything to the contrary herein contained, there shall be absolutely no personal liability asserted or enforceable against Landlord or on any persons, firms or entities who constitute Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease, and Tenant shall, subject to the rights of any mortgagee, look solely to the interest of Landlord, its successors and assigns in the Premises for the satisfaction of each and every remedy of Tenant in the event of any default by Landlord hereunder; such exculpation of personal liability is absolute and without any exception whatsoever.
     Section 32.13. Landlord Rights. Excepting the signage rights granted to Tenant under this Lease, this Lease does not grant any rights to light or air over or about the Premises. Landlord specifically excepts and reserves to itself the use of any roofs, the exterior and structural components of the Building, all rights to the land and improvements below the improved floor level of the Building, to the improvements and air rights above the Building and to the improvements and air rights located outside the demising walls of the Building and to such areas within the Building and Land required for installation of utility lines and other installations and to such portions of the Premises necessary to access, maintain and repair same, and no rights with respect thereto are conferred upon Tenant.
     Section 32.14. Entire Agreement. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Lease, the exhibits annexed hereto and the instruments and documents referred to herein, which alone fully and completely express their agreements, and that no party hereto is relying upon any statement or representation, not embodied in this Lease, made by the other. Each party expressly acknowledges that, except as expressly provided in this Lease the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the transactions contemplated hereby.
     Section 32.15. [Intentionally Deleted.]
     Section 32.16. Application of Payments. Landlord shall have the exclusive right to determine how, and in what amounts, payments received from Tenant (or any Guarantor) are applied to amounts due and past due hereunder, and such determination shall be conclusive upon the Tenant and any Guarantor.
     Section 32.17. Tenant Authority. Tenant represents and warrants that it is duly formed and in good standing, and has full corporate, partnership or limited liability company power and authority, as the case may be, to enter into this Lease and has taken all corporate, partnership or limited liability company action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant enforceable in accordance with its terms.
     Section 32.18. Parking. Tenant, its employees, agents and invitees shall have the non-exclusive right to use, in common with other tenant’s of the Building and their respective employees, agents and invitees, Tenant’s proportionate share of the automobile parking spaces at the Building.
ARTICLE XXXIII
Tenant Improvements
     Section 33.1. Tenant Improvements.
     A. Commencing on the date which is approximately thirty (30) days prior to the Substantial Completion Date (the “Early Access Date”), Tenant may begin furnishing and installing certain fixtures, equipment, and other items for the Premises (“Tenant’s FF&E”). Tenant’s installation of Tenant’s FF&E is hereinafter referred to as “Tenant’s Work.” Prior to beginning Tenant’s Work, Tenant shall submit to Landlord: (i) such information as may be reasonably requested by Landlord regarding the nature and location of the Tenant’s FF&E; and (ii) the names of the separate contractors who will provide and install Tenant’s FF&E (the “Tenant’s Contractors”). Tenant shall not commence actual construction within the Premises until Tenant and Tenant’s Contractors have submitted to Landlord the insurance required by Landlord. All Tenant’s Work shall be constructed in a good and workmanlike manner and only new and good grades of material shall be used. Such work performed by Tenant’s Contractors shall comply with all applicable insurance requirements, laws, statutes, ordinance and regulations of the Village, the State of Illinois and the United States of America. Tenant shall permit Landlord to observe all construction operations within the Premises, however Landlord shall not charge Tenant any supervisory or construction management fees in connection with the Tenant’s Work. No silence or statement by Landlord or any Landlord representative shall be deemed or construed as an assumption by Landlord or any Landlord representative of any responsibility for or in relation to the construction of the Tenant’s Work or any guarantee that the Tenant’s Work completed within the Premises complies with laws, complies with Tenant’s plans, is suitable or acceptable to Tenant for Tenant’s intended business purposes or complies with the terms of this Lease.
     B. Tenant, at its sole cost and expense, shall file all necessary plans with the appropriate governmental authorities having jurisdiction over Tenant’s Work. Tenant shall be responsible for obtaining all permits, authorizations and approvals necessary to perform and complete Tenant’s Work, however, Landlord shall cooperate with Tenant in connection with Tenant’s permit applications. Tenant shall not commence Tenant’s Work until the required permits authorizations and approvals for the performance and completion of Tenant’s Work are obtained and delivered to Landlord.
     C. Tenant and Tenant’s Contractors shall coordinate access and Tenant’s Work with Landlord and General Contractor in order to prevent any delay or disruption in the on-time completion of the Landlord’s construction obligations pursuant to the terms of Article IV hereof. Tenant shall insure that any of Tenant’s Work being performed at the Premises by Tenant’s Contractors shall not cause any problems with the labor unions in connection with the construction work being performed at the Premises pursuant to Landlord’s construction obligations. In the event that Tenant’s Contractors are non-union employees and this issue causes or threatens to cause a delay or stoppage in the work being performed at the Premises by Landlord, Tenant shall immediately stop all of Tenant’s Work at the Premises until such time as Landlord’s construction obligations are substantially complete.
     D. Tenant shall at all times keep the Premises and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen. Landlord reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s reasonable cleanup requirements. At the completion of Tenant’s Work, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises. Any damage caused by Tenant or Tenant’s Contractors to any portion of the Premises or to any property of Landlord shall be repaired forthwith by Tenant at its expense to the condition prior to such damage.
     E. Tenant and Tenant’s Contractors shall assume responsibility for the prevention of accidents and shall take all reasonable safety precautions with respect to Tenant’s Work and shall comply with all reasonable safety measures initiated by Landlord and General Contractor (including performing all Tenant’s Work in accordance with General Contractor’s safety program) and with all applicable laws, ordinances, rules, regulations and orders applicable to Tenant’s Work including those of any public authority for the safety of persons or property. Tenant shall advise Tenant’s Contractors to report to Landlord any injury to any of its agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within three (3) days of its occurrence.
     F. Tenant shall procure and maintain or cause Tenant’s Contractors to maintain the kinds and amounts of insurance as reasonably required by Landlord and otherwise in accordance with the requirements set forth in Article 9 of this Lease. Prior to the commencement of any construction activity on the Premises, certificates evidencing such insurance required herein shall be delivered to Landlord. Such policies shall be renewed and new certificates shall be deposited with Landlord at least thirty (30) days prior to the expiration of the existing policies. All insurance policies shall be written with insurance companies and shall be in form reasonably satisfactory to Landlord and shall name Landlord as an additional insured and loss payee as its interests may appear and shall provide that they may not be terminated or materially modified without thirty (30) days’ advance written notice to Landlord. The minimum limits of insurance shall not limit or diminish Tenant’s liability under the Lease. The failure of Landlord to obtain such evidence from Tenant or Tenant’s Contractors before permitting construction to commence shall not be deemed to be a waiver by Landlord of any requirement herein, and Tenant shall remain under continuing obligation to maintain and cause Tenant’s Contractors to maintain the specified insurance coverage. Any and all deductibles on referenced insurance coverages shall be borne by Tenant and, if applicable, Tenant’s Contractors. Tenant expressly understands and agrees that any insurance maintained by Landlord shall apply in excess of and not contribute with insurance provided by Tenant or Tenant’s Contractors.
     G. Tenant shall not be required to pay Base Rent or Additional Rent during the period commencing on the Early Access Date through the day prior to the Commencement Date.
[The balance of this page is intentionally blank]

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

TENANT:	AKORN, INC., a Louisiana corporation

	By:	/s/ Jeffrey A. Whitnell

		Name:	Jeffrey A. Whitnell
		Title:	Chief Financial Officer

Attest:

	By:	/s/ Neill E. Shanahan

		Name:	Neill E. Shanahan
		Title:	Vice president, Human Resources

LANDLORD:	CV II GURNEE LLC, a Delaware limited liability company

	By:	CENTERPOINT PROPERTIES TRUST, a Maryland trust, its Property Manager

	By:	/s/ Paul S Fisher

		Name:	Paul S Fisher
		Title:	President

	By:	/s/ Michael Tortonci

		Name:	Michael Tortonci
		Title:	Vice President, Treasurer

EXHIBIT “A”
CONCEPT PLAN

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EXHIBIT “B”
OUTLINE SPECIFICATIONS
[SEE ATTACHED]

Akorn 74,008 sf Tenant Improvement
5605 CenterPoikt Court
Gurnee, Illinois
CenterPoint Properties
GENERAL BUILDING SPECIFICATIONS
June 15, 2007
Prepared by:
PREMIER DESIGN + BUILD GROUP, LLC

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GENERAL BUILDLNG SPECIFICATIONS
AKORN TENANT IMPROVEMENT — GURNEE, ILLINOIS	2

SECTION 1 — PROTECT OVERVIEW
The purpose of these General Building Specifications is to clarify the details and requirements for the construction of a 74,008 SF tenant improvement project to be located in central portion of 5605 Centerpoint Court, Gurnee, IL. These specifications have been developed in conjunction with the following drawing(s):
Floor Plan, dated May 17, 2007 prepared by Cornerstone Architects, LTD.
The design scope includes preparation of certified, final working drawings comprised of Design./Build Electrical, Mechanical, Plumbing, Fire Sprinkler drawings and corresponding specifications. These drawings shall be used to both obtain a permit and complete construction.
The following is a brief summary of the facility, which shall be further defined throughout these General Building Specifications.

	Square	Clear	Exterior
	Footage	Height	Wall Material

Warehouse	71,682	30’-0 ”	Precast
Office	2,326	9’-0”	Precast/Glass
Total	74,008sf

Exterior Track Docks:	11

Interior Truck Docks:	0

Compactor Positions:	1

Drive-in Doors:	1
SECTION 2 — WAREHOUSE AREA INTERIOR FINISHES
A. Walls
The tenant demising wall shall be constructed of CMU up to 10’ AFF and then drywall up to the underside of the roof deck. The interior side of the precast walls, vault walls and exposed drywall partitions in the warehouse shall be painted with one (1) coat of flat white paint. The CMU block wall shall receive one (1) coat of block filler and flat white paint. Office demising walls shall be insulated.
B. Ceilings
The metal roof deck is factory primed painted white as part of the base building construction.

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C. Floor
The concrete floor slab is hardened with two (2) coats of Lapidolith as part of the base building construction. All exposed floor slab joints shall be in-filled with a Polyurea joint compound.
D. Doors, Frames and Hardware
Warehouse doors are 18-gauge hollow metal face. Exterior doors shall be insulated. Frames shall be 16-gauge hollow metal with rubber insert silencers. Hollow metal doors and frames will be painted,
Door hardware will be lever handle design (manufacturer to match existing building). A complete keying system allowing doors within a given area to be keyed alike will be provided.
Five (5) new 9’ x 10’ manual overhead doors with vision lites shall be installed at the west side of the building,
One (1) new 12’ x 14’ motor operated overhead door shall be installed at the new drive in ramp.
E. Miscellaneous Metals
Each new mechanical unit will be framed with a metal angle as required.
Four (4) new levelers shall be installed at the new dock positions. The trash compactor position shall not be furnished with dock equipment..
F. Vaults
Accommodations for vaults are not included at this time.
SECTION 3 — WAREHOUSE AREA MECHANICAL
A. Warehouse HVAC
The warehouse shall be heated by means of the existing make-up air unit with a separately metered gas service. The heating and cooling systems shall be designed to meet the latest ASHREA 1% design parameters and ASHREA 90-1. The heating system shall maintain 70c at 0° F outside. The warehouse shall be cooled by means of roof top units capable of maintaining 74o at 93o F outside with a relative humidity of 50% to 55% in summer conditions. Humidification of the warehouse for the winter season has been designed to maintain 35% (+/- 5%). All ductwork sealed, insulated and installed per latest SMACNA standards and 2004 IEEC (International Energy Efficiency Code).

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	4

HVAC control shall have a Direct Digital Control (DDC) System complete with front end computer, monitor, software, programming, graphics, optimal start/stop, remote monitoring, alarms logs, alarm notification, and remote access capabilities (phone or internet). The HVAC system in the space shall have the ability to be controlled by the DDC System.
An allowance has been provided for temperature mapping of the warehouse HVAC system.
B. Electrical System
1. Main Power Distribution
A new 800 amp 277/480 volt breaker and 800 amp feeder from the building switchgear will be provided (to be located adjacent to the existing building electrical room). Step down transformers and panels will be installed to provide general power for the warehouse as outlined below and general office power along the warehouse /office demising wall (run overhead). No other distribution has been included.
2. Power to Building Equipment and Outlets
Power shall be provided for:
•	Warehouse HVAC units

•	Warehouse Lighting

•	Dock Lights (1 per dock position)
A $15,000 allowance has been provided for tenant supplied equipment hookups / power,
3. Generator
A $165,000 allowance has been included for a back-up generator.
4. Interior Lighting
Lighting systems shall be designed and installed utilizing 2’x4’ T5 fluorescent fixtures with electronic ballast to provide approximately 25 foot-candles (initial) of general lighting, based on an un-racked floor plan, utilizing the base buildings fixtures. Lighting shall be controlled by circuit breaker design for switch-on in the warehouse area.
5. Fire Alarm
Pull stations, and audiovisual horns are existing exit doors. Additional devices may be required once the warehouse layout is finalized.

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	5

C. Fire Sprinkler System
Additional sprinkler heads shall be installed, as needed, to accommodate for the new tenant demising wall. Once a warehouse floor plan is solidified it can be determined if additional hose valves will be required. (Currently not included)
D. Tenant Provided Coolers
An allowance for electrical feeds and fire protection shall be provided for 4 tenant-provided coolers.
E. Warehouse Commissioning
A $42,500 allowance has been provided for commissioning of the warehouse area of the space.
SECTION 4 — OFFICE/RESTROOM INTERIOR IMPROVEMENTS
The following items are a brief description of standards that will be incorporated into the office/laboratory areas. Tenant shall choose colors for flooring, wall paint, door and frame paint, toilet partitions, blinds and plastic laminate millwork.
A. Floors
Vinyl Composite Tile (VCT) will be 12” x 12” x 1/8” as manufactured by Armstrong, Kentile or GAF shall be installed in the break room and IT room.
Carpet shall be a direct glue down application. Carpet shall be selected from an overall $20/square yard allowance for the general and private office areas.
The base at carpet and VCT areas shall be 4” high vinyl, coved at VCT and straight at the carpeted areas.
Porcelain tile with a porcelain base shall be provided at the vestibule/reception and office bathrooms. Wet walls in the office bathrooms shall receive a 4’-6” wainscot.
B. Interior office walls
The interior wall surface in the office at the exterior precast walls shall be furred and receive gypsum wallboard.
Sheetrock walls will be constructed of one (1) layer 5/8” gypsum wallboard applied to each side of 25-gauge metal stud framing members spaced at 24“ on center. All interior office sheet rock walls will extend from the floor to 6” above the finished ceiling height. The office /warehouse demising wall shall run to the underside of the

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	6

roof deck. Fire-rated gypsum wallboard will be used as required by code. Green board shall be used in wet installations (i.e., restrooms, janitor sinks, etc.). Drywall control joints will be placed according to manufacturer’s recommendations.
Painted sheet rock will receive two coats premium flat latex paint (while or off-white colors; deep tone colors are not included) equal to Benjamin Moore, Sherwin Williams, Glidden or Pratt & Lambert.
C. Ceilings
Acoustical ceilings shall consist of 1” exposed white suspension grid system. Tiles shall be 2’ x 4’x 5/8” thick second look.
D. Exterior Windows
Three (3) new full height exterior office window (to match base building) with Levelor window blinds shall be installed at the front entrance.
E. Doors, Frames, Hardware, Glass and Glazing
Interior 3’-0” x 7’-0” office doors will be installed. Frames for doors will be 16-gauge hollow metal. Rubber insert silencers shall be provided. Hollow7 metal doors and frames will be painted. Fire rated doors bearing the UL label of proper designation shall be installed where required by cod., Interior office doors shall be solid oak doors with color selection by tenant. Door hardware shall be approved by tenant.
Door hardware will be lever handle design as manufactured by Schlage, Sargent, Falcon or equal. A complete keying system, allowing doors within a given area to be keyed alike will be provided.
A new aluminum framed glass curtain wall system shall be installed at the building entrance to match the existing entrances.
F. Toilet Accessories and Mirrors
Handicapped toilet stalls will be provided with grab bars as required by code. A toilet paper dispenser will be installed for each toilet stall, with a sanitary napkin disposal for each woman’s toilet stall. A combination paper towel dispenser/waste paper basket will be installed in each bathroom. Bathroom mirrors will be 1/4” silver float glass the full length of the sink.
G. Millwork
Plastic laminate millwork shall be provided at the break room area. Sink tops shall be provided to accommodate drop-in sinks in washrooms.

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	7

H. Plumbing
A complete plumbing system shall be installed to local code. This shall consist of all necessary, sanitary waste, vent and hot and cold water piping systems. Water closets shall be wall-mounted flush-valve units. Lavatories shall be drop-in type at restrooms. Stop valves shall be provided at each fixture and unions and isolating valves shall be provided as required for an easily serviceable system. One (1) electric water heater shall be provided to service the hot water needs.
I. HVAC
A complete heating, ventilating and air conditioning system for the office area shall be designed and installed. This area shall be heated and air conditioned by means of package type RTU gas fired heat/air handling units.
The design will feature a fully ducted supply with a plenum return. Air distribution to be distributed by means of overhead supply ductwork and 2’ x 2’ aluminum ceiling diffusers and perimeter registers. The system shall be controlled by thermostats that will be tied into the DDC system. An exhaust system shall be provided for the washrooms.
The I.T. room shall be separately controlled by means of a conditioning unit with humidity control.
J. Fire Protection
The office area shall be provided with an automatic fire protection sprinkler system and shall be designed for light hazard densities of .12 gpm in the most remote 1,500 square feet in accordance with NFPA 13.
The main lines shall be furnished and installed under the base building while the drops from the lines to the ceiling shall be provided as part of the office finish.
Conventional white plated semi-recessed sprinkler heads shall be provided for the office areas.
K. Electrical
1. Lighting
All lighting systems shall be designed and installed using the fixture types outlined below, utilizing high power factor energy saving ballasts. Wall switches in the office shall control lighting. Light levels to be measured at 32” above finished floor. Exit and emergency lights shall be provided as required per code.

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	8

In general, the lighting systems shall be as follows:

Location	Size	Type	Lighting Level
General Office:	2’ X 4’	Parabolic Fixture	55 foot-candles
Washrooms:	2’ X 4’	Parabolic Fixture	50 foot-candles
2. Electrical Devices/Fixtures
Power wiring for the office area shall be provided for as required by code. Duplex outlets shall be installed per code. GFI outlets shall be provided at the restroom areas as required by code. Private offices shall have at least two (2) electrical receptacles and larger work areas shall have at least (4) receptacles. Distribution of power to the cubicles is not included.
3. Fire Alarm
A code approved fire alarm system shall be provided, consisting of all required pull stations, audio and visual alarms. The devices shall be tied into the base building fire alarm control panel.
4. Telephone and Data Wiring
Telephone and Data wiring is not included in this proposal.
SECTION 5 — LABORATORY
Accommodations for the laboratory are not included at this time.
SECTION 6 — GENERAL REQUIREMENTS
A. Guarantees
Materials and equipment incorporated into this project shall be new. Premier Design + Build Group, LLC shall guarantee work to be free from defects of workmanship and materials for one (1) year.
B. As-Built Drawings & Manuals
At the completion of the project, two (2) complete sets of blue-lines and two (2) electronic copies on CD of project plans shall be provided to the Owner. In addition, two (2) complete sets of operations manuals shall be provided. The name, address and phone number of each subcontractor and vendor shall also be provided.

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General Building Specifications Akorn Tenant Improvement — Gurnee, Illinois	9

SECTION 7 — EXCLUDED ITEMS
The following items are specifically excluded from this proposal:
a)	Office furniture including demountable partitions

b)	Muzak, paging or security systems.

c)	Low voltage wiring

d)	Distribution of power for anything not specifically referenced above.

e)	Conveying systems, storage racks, in-rack sprinklers.

f)	Impact fees, Bonds, Letters of Credit, Utility Fees or Excess Utility Charges

g)	Smoke evacuation or exhaust systems

h)	Distribution of power for office furniture

i)	Fire protection and lighting modifications for caging or racking (lack of information).

j)	Work related to Vaults, Generators or the Laboratory.

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EXHIBIT “C”
LEGAL DESCRIPTION OF LAND
LOT 9 IN CENTERPOINT BUSINESS CENTER — GURNEE, BEING A SUBDIVISION OF PART OF SECTIONS 15, 16, 21 AND 22, TOWNSHIP 45 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF RECORDED AS DOCUMENT 5652955 ON SEPTEMBER 27, 2004, IN LAKE COUNTY, ILLINOIS.
P.I.N: 07-22-101-003
Address: 5605 CenterPoint Court, Gurnee, Illinois 60031

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EXHIBIT “D”
TENANT ESTOPPEL CERTIFICATE
                                            (the “Tenant”) hereby certifies to CENTERPOINT                           , a                       (the “Landlord”) and                                                                 , a(n)                                          (“Purchaser/Lender”) as follows:
1. Pursuant to that certain Lease dated                                         ,                      (the “Lease” ) with Tenant, Tenant leases the land, building and other improvements commonly known as                                                                                                       (the “Premises”). The Lease, as amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord for the Property. There are not amendments, modifications or supplements to the Lease, whether oral or written except as follows (include the date of each amendment, modification or supplement):                                         . A true and correct copy of the Lease, as amended, modified and supplemented, is attached hereto as Exhibit “A”.
2. The term of the Lease began on                                           ,                        and will end on                                         ,                     .
3. The Lease [does] [does not] provide for an option to extend the term of the Lease for                      years. Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises.
4. Tenant has neither sent nor received any notice of default under the Lease which remains uncured and has no knowledge that either Landlord or Tenant are in default under the Lease except as follows:                                                                                                                              .
5. Tenant is currently paying [Base Monthly] Rent under the Lease in the amount of $                                         and Tax Deposits in the amount of $                     and Expense Deposits in the amount of $                    .
6. Tenant has not prepaid any rent or other charge under the Lease to Landlord other than the following:                                                                                                                              .
7. A [cash][letter of credit] security deposit in the amount of $                     has been paid to and is presently held by Landlord under the Lease, and Tenant has not given Landlord any other security or similar deposit.
Dated this                      day of                     , 200                    .
[NAME OF TENANT]

By:
Name:
Title:

EXHIBIT “E”
TENANT’S WALL SIGNAGE SPECIFICATIONS
[TO FOLLOW]

EXHIBIT “F”
LIST OF PERMITTED HAZARDOUS MATERIALS
NONE.

EXHIBIT “G”
LIST OF INITIAL TENANT IMPROVEMENTS WHICH MAY REMAIN IN PREMISES UPON LEASE TERMINATION
1.	Specialty equipment for Reverse Osmosis water purification.

2.	Plumbing (gas and water), utility connections and electrical components.

3.	HVAC.

4.	Laboratory walls and ceiling.

5.	Lighting, controls and switches.
Equipment such as casework, hoods, sinks, ovens, HPLC’s, GC’s and stability chambers will be removed at Tenant’s sole cost and expense. If a mezzanine is constructed in the Premises, it will also be de-constructed at Tenant’s sole cost and expense.